UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.               )

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Filed by a Party other than the Registrant ☒
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

BANK MUTUAL CORPORATION
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER INVESTMENTS, L.L.C. JOHNNY GUERRY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Clover Partners, L.P.

A copy of a letter from MHC Mutual Conversion Fund, L.P. to Bank Mutual Corporation is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.  The letter informs Bank Mutual Corporation that Clover Partners, L.P. intends to nominate one or more director nominees in opposition to the slate of director nominees that Bank Mutual Corporation will put forward for the 2016 Annual Meeting of Shareholders.

Important Information

Clover Partners, L.P. intends to nominate one or more director nominees in opposition to the slate of director nominees that Bank Mutual Corporation (the “Company”) will put forward for the 2016 Annual Meeting of Shareholders (the “Annual Meeting”).  Clover Partners, L.P. will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of its nominees at the Annual Meeting.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the nominees, the participants in the solicitation, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by Clover Partners, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by Clover Partners, L.P. with the SEC may also be obtained free of charge from Clover Partners, L.P.

Participants in Solicitation

The participants in the solicitation by Clover Partners, L.P. currently consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C. and Johnny Guerry.  The participants own 1,873,012 shares of the Company’s common stock, or approximately 4.1% of the total shares of common stock outstanding.

None of the participants is, nor has any participant been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.  None of the participants has, nor do any associates of the participants have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.  The participants do not have any material interest in the election of the nominees to be put forth for election other than in their capacity as a shareholder of the Company.

MHC Mutual Conversion Fund

100 Crescent Court, Suite 575, Dallas, TX  75201

January 21, 2016

Bank Mutual Corporation
c/o James P. Carter, Corporate Secretary
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223

Ladies and Gentlemen,

I am writing to inform you that Clover Partners, L.P. intends to nominate one or more director nominees in opposition to the slate of director nominees that Bank Mutual Corporation (the “Company”) will present at the upcoming 2016 Shareholder Meeting.  This letter serves as notice under Rule 14a-4(c)(1) promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”), of Clover Partners, L.P.’s intent to nominate an alternative slate of director nominees, and precludes the Company’s proxy from conferring discretionary authority to vote upon the election of any person as a director at the 2016 Shareholder Meeting (other than as provided under Rule 14a-4(c)(5) of the Exchange Act).  I confirm that Clover Partners, L.P. intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to elect directors.

Sincerely,

/s/ Johnny Guerry

Johnny Guerry
Managing Partner
Clover Partners, L.P.